Exhibit 10.22

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) effective as of August 11, 2006, dated August 14, 2006, is by and among Elizabeth Arden, Inc., a Florida corporation (the “Buyer”), and Sovereign Sales, LLC, a Michigan limited liability company (the “Seller”).

RECITALS

The Seller desires to sell, transfer and assign to the Buyer and the Buyer desires to purchase certain of the assets of the Seller’s fragrance distribution business (the “Business”), in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

SALE OF ASSETS

Section 1.1 Subject Assets. The Seller hereby agrees to sell, assign and deliver to the Buyer at the Closing (as defined in Section 3.1), free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”) all right, title and interest in and to the assets, properties and rights, together with any replacements thereof and additions thereto made between the date hereof and the Closing (as defined in Section 3.1), as hereafter described in this Section 1.1 and as listed on composite Schedule 1.1 (collectively, the “Subject Assets”), including the following:

(a) All inventories of fragrance, skincare and color products, including, without limitation, finished goods and products, packaging, labeling, raw materials, components, work-in-process, materials, parts, accessories, supplies, tote, corrugate, shippers, displays, testers, samples, collateral material and gifts with purchase, wherever located (collectively, the “Inventory”);

(b) All finished goods and products relating to the Seller’s inventory which are returned by customers prior to or following the Closing Date (as defined in Section 3.1) and which relate to sales made by the Seller to such customers prior to the Closing Date and, if returned prior to the Closing Date, are not part of the Inventory, or resold or destroyed directly by the Seller (the “Returns”);

(c) All of the Seller’s rights, title and interest in and to the agreements, purchase orders and commitments (including, but not limited to, binding forecasts provided to vendors) related to sales of the Inventory that are listed on Schedule 1.1(c) and the Deposits (as defined in Section 2.1(iv), and subject to the Buyer’s payment to Seller in accordance with Section 2.1(iv), (collectively, the “Contracts”);

(d) All of the Seller’s rights, title and interest in and to the licenses, permits, approvals and other authorizations (other than Acquired Intellectual Property which is addressed in Section 1.1(h) below), issued to it by any governmental authority, including a court (each, a “Governmental Authority”) which are used in connection with the sale of the Inventory, including those listed on Schedule 1.1(d), to the extent transferable to the Buyer (the “Regulatory Licenses”);

(e) All proceeds, rights, claims, credits, causes of action or rights of set-off against third parties relating to the Subject Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, but excluding Insurance Claims and claims for refunds or credits of any taxes that relate to any taxable period (or portion thereof) that ends on or before the Closing Date (the “Claims”);

(f) All rights and claims pursuant to any policy of property and casualty insurance underwritten by any person (as defined in Section 15.14(e)) arising from any casualty loss or damage to the Subject Assets occurring from the date hereof through the Closing, whether or not then reported, but only to the extent the Buyer pays the allocable portion of the Purchase Price with regard to such damaged Subject Assets as if such loss had not occurred (the “Insurance Claims”);

(g) Copies of all books and records pertaining to the Subject Assets, including, without limitation, books, records and files relating to customers, manufacturers and suppliers of the Seller, operating data, business and marketing plans, electronic data files, budgets, regulatory filings, warranties, guaranties, bills of sale, customer and supplier lists, copies of financial and accounting records, executed Contracts, credit records, correspondence and other similar documents and records used and/or useful in connection with the Subject Assets (collectively, the “Records”); and

(h) all copyrights, copyright registrations and applications, trade names (including, but not limited to, “Sovereign Sales”), UPC codes, trade dress, (whether or not registered or by whatever name or designation), owned, applied for or used by, or registered in the name of, the Seller in connection with the Inventory (collectively, the “Acquired Intellectual Property”), (ii) customer lists, supplier relationships, all proprietary data, processes, formulations, technical or manufacturing know-how or information (and materials embodying such information), owned by or used by, the Seller in connection with the Inventory and all goodwill relating to the Subject Assets (collectively with the Acquired Intellectual Property, the “Intangible Assets”).

Section 1.2 Assumed Liabilities. At the Closing, the Buyer shall assume and undertake to perform, pay, satisfy or discharge in accordance with their terms, the liabilities, obligations and commitments of the Seller arising or accruing during the period commencing after the Closing Date under the Contracts to be assigned to it as set forth on Schedule 1.1(c) (the “Assumed Liabilities”). The parties acknowledge and agree that no other liabilities or obligations, whether accrued, mature, absolute, contingent or otherwise, will be assumed by the Buyer, including, without limitation, any liability or obligation with respect to any of the following:

(a) Any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by the Seller or its agents, or which is imposed by operation of law or otherwise, in connection with any service performed or product sold by the Seller on or prior to the Closing Date (acknowledging that the Buyer’s product liability and casualty insurance will cover such claims for sales of Inventory after the Closing Date);

(b) any liability or obligations to any current or former employees, agents, independent contractors or creditors of the Seller (other than those set forth above under Assumed Liabilities) or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations of the Seller (A) under any life, health, accident, disability or any other employee benefit plan, and (B) under any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other employee pension benefit plan or post-retirement benefit plan to which the Seller is a party or under which the Seller has any obligation, or which is maintained, or to which contributions have been made, by the Seller or any predecessor or any corporation which is a controlled group or corporations of which the Seller are a member, or any trade or business (whether or not incorporated) under common control with the Seller, and (C) for wages, salaries, bonuses, commissions, severance, sick pay, vacation or holiday pay, overtime or other benefits not set forth above;

(c) the Seller’s legal, accounting, investment banking or other fees or expenses arising out of the transactions contemplated by this Agreement or otherwise incurred by the Seller;

(d) any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state, provincial or local income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Seller’s operations and the Business prior to the Closing Date or the Seller’s or its members’ federal income or capital gain taxes or state, provincial or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement;

(e) any liability (i) the existence of which constitutes an inaccuracy or breach with respect to any representation, warranty, covenant or agreement of the Seller hereunder, (ii) which arises out of or in connection with any violation by the Seller of any requirement of law prior to the Closing Date, and (iii) which relates to the Subject Assets (including those arising under the Contracts) to the extent relating to periods prior to the Closing Date unless such liabilities are included in the Assumed Liabilities; and

(f) to the extent relating to any conduct occurring prior to the Closing Time, any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the Seller or the Business and operations, regardless of when made or asserted, including, without limitation, contract, tort, intellectual property, infringement or misappropriation, crime, fraudulent conveyance, workers’ compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of the Seller or its employees or agents, or which is imposed by law or otherwise.

ARTICLE II

PURCHASE PRICE

Section 2.1 Purchase Price and Inventory Requirements.

(a) Subject to the terms and conditions set forth in this Agreement, including, without limitation, the adjustments set forth in Section 2.2, and in reliance on the representations, warranties and covenants of the parties hereto, the Subject Assets shall be sold by the Seller and shall be purchased by the Buyer for an aggregate purchase price (the “Purchase Price”) consisting of the following:

(i) Twenty-three Million Dollars ($23,000,000.00) cash, of which $20,500,000 is to be paid at the Closing Date, by wire transfer of immediately available funds to an account designated by the Seller at least two business days before the Closing Date (the “Account”), and the remaining Two Million Five Hundred Thousand Dollars ($2,500,000.00), which will be paid as follows: (A) $500,000 on or before September 15, 2006; (B) $1,000,000 on or before October 15, 2006; (C) $500,000 on or before November 15, 2006; (D) $400,000 on or before December 15, 2006; and (E) $100,000 on or before January 15, 2007. The Buyer and the Seller agree that $800,000 of the Purchase Price represents a fair value for the operating services being provided in support of the Subject Assets through December 31, 2006;

(ii) The value of the Inventory (“Inventory Value”) defined as the book value at the Closing Date of the Inventory, as reflected at the lower of the Seller’s standard cost (as set forth in Schedule 2.2(a), “Standard Cost”) or market, which is good and saleable to U.S. and Canadian accounts, and excluding any obsolete or ineligible Inventory (obsolete and ineligible Inventory being mutually and reasonably agreed to by the Parties consistent with the same principles as in the Initial Inventory Listing Report set forth in Schedule 2.2(a)), and subject to adjustment as set forth in Section 2.2(c). The Inventory Value will be paid at the Closing Date by wire transfer of immediately available funds to the Account; and

(iii) At the Closing Date, the Buyer will issue to the Seller a non-interest bearing subordinated note in the amount of Eleven Million Dollars ($11,000,000) (the “Note”), in the form set forth in Exhibit A, which is attached hereto and made a part hereof; and

(iv) To the extent that the Seller’s balance sheet at the Closing Date reflects prepaid deposits (the “Deposits”) on Inventory that has yet to be delivered to the Seller by the Closing Date, and such Inventory is received by the Buyer after the Closing Date with an invoice price corresponding to the purchase price of the Inventory less the Deposit, the Buyer agrees to remit the Deposit to the Seller within 15 days of the receipt of the corresponding Inventory.

Section 2.2 Inventory Reports; Adjustment to Purchase Price.

(a) Schedule 2.2(a) (the “Initial Inventory Listing Report”) sets forth the Inventory on the date of this Agreement based on the lower of the Seller’s Standard Cost or market, excluding any obsolete or ineligible Inventory and other credits (as determined by agreement of the parties).

(b) Intentionally omitted.

(c) Within ten (10) business days following the Closing Date, the Seller and the Buyer shall make a mutual physical count of the Inventory and shall review the market value of the items in the Initial Inventory Report that were not listed on the inventory schedule delivered by the Seller to the Buyer on August 2, 2006 (by way of email from Tony Khouri to Joel Ronkin), and the parties shall agree on such market values in good faith taking into account market conditions existing as of the Closing Date. On the basis of such Inventory count and review, the Buyer and the Seller shall determine if any adjustments to the Purchase Price paid to the Seller based on the Inventory Closing Update needs to be made. In the event that any adjustments are necessary, the Purchase Price shall be adjusted as follows: for each dollar below the Inventory Closing Update amount, the cash portion of the Purchase Price shall be reduced by one dollar and for each dollar above the Inventory Closing Update amount, the cash portion of the Purchase Price shall be increased by one dollar. The Seller or the Buyer shall remit to the other party the difference in immediately available funds within 3 business days of the Inventory reconciliation.

(d) Requests for Returns from retailers received after the Closing Date that relate to sales by the Seller will be submitted to the Seller for approval. The Seller will act reasonably with respect to such approval. The Seller will reimburse the Buyer for the sales price of the product to which the Returns relate. The Buyer shall purchase Returns that are good and saleable to U.S. mass-market retailers as normal goods at a price equal to 90% of Seller’s cost. If the Returns are not saleable as normal goods, Buyer and Seller shall reasonably agree on Buyer’s purchase price for the Returns. After the Closing Date, the Buyer shall pay for Returns received by the Buyer during a month within 15 days of the end of the month in which the Returns are received.

Section 2.3 Allocation of Purchase Price. Schedule 2.3 hereof sets forth allocations with respect to the Subject Assets, which shall be used by the parties for purposes of reporting to the Internal Revenue Service (the “IRS”) on Form 8594. The Buyer and the Seller agree to cooperate with each other in connection with the preparation and filing of any information required to be furnished to the IRS under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations thereunder, and shall not take any position in any income tax return, before any Governmental Authority charged with the collection of income tax, or in a judicial proceeding inconsistent with the terms of this subsection.

Section 2.4 Expenses. Any transfer tax or sales tax or recording or filing fees imposed upon the sale, assignment and delivery of the Subject Assets (other than the fees payable in connection with the Initial HSR Filing (as hereinafter defined) which are identified in Section 8.1 and which shall be paid in equal parts by the parties) shall be paid by the Seller, provided that freight and insurance charges on delivery of the Subject Assets shall be paid by the Buyer.

ARTICLE III

CLOSING

Section 3.1 Time and Place of the Closing. The closing (the “Closing” or “Closing Date”) of the transaction contemplated by this Agreement shall take place on August 14, 2006, effective August 11, 2006, provided that all of the conditions to Closing shall have been met. The Closing shall take place on the Closing Date at such time as the transactions are complete, but shall be deemed to have occurred effective as of 11:59 p.m. on the Closing Date (the “Closing Time”) for all purposes.

Section 3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(a) The Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that each of the conditions to the obligations of the Buyer set forth in Article IX of this Agreement has been satisfied and a certificate of an officer of the Seller to such effect;

(b) The Buyer shall deliver to the Seller evidence reasonably satisfactory to the Seller that each of the conditions to the obligations of the Seller set forth in Article X of this Agreement has been satisfied and a certificate of an officer of the Buyer to such effect;

(c) Each of the Seller and the Buyer shall deliver to the other a copy of the resolutions of its Board of Directors and, as to the Seller, also its members, authorizing the transactions contemplated by this Agreement, certified by a person authorized under the Seller’s Articles of Organization or Operating Agreement to so certify;

(d) Each of the Seller and the Buyer shall deliver to the other a good standing certificate of such party (which is dated not more than 15 days prior to the Closing) and the Seller shall deliver to the Buyer such bills of sale, endorsements and assignments in the forms attached hereto as Exhibit B, and other customary instruments and documents and certificates reasonably satisfactory to the Buyer as shall be sufficient to vest in the Buyer good, valid and marketable title to the Subject Assets, free and clear of all Liens, except as otherwise specifically permitted by this Agreement;

(e) The Seller shall deliver to the Buyer possession of all tangible personal property constituting the Subject Assets which, to the extent not delivered to the Buyer’s designated location, shall be held in trust for the Buyer and designated as being the property of the Buyer, the originals of the Books and Records, the Regulatory Licenses and the Contracts;

(f) The Buyer shall deliver the Purchase Price in accordance with Sections 2.1 and 2.2; and

(g) Each of the Buyer and the Seller shall execute and deliver documents acknowledging receipt from the other, respectively, of the Subject Assets and the Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Seller makes the following representations, warranties and covenants, each of which is relied upon by the Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Buyer:

Section 4.1 Organization, Power and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified in each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The Seller has full legal power and authority (a) to own or lease its properties and to carry on the Business as it is now being conducted, (b) to enter into this Agreement and, subject to the Consents (as defined in Section 4.2) to assign, transfer and deliver the Subject Assets to the Buyer as provided in this Agreement, and (c) to perform the other transactions and agreements contemplated by this Agreement (the “Ancillary Agreements”).

Section 4.2 Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been duly authorized by all necessary shareholders or members and other requisite action on the part of the Seller or its affiliates. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and are legal, valid and binding obligations of the Seller enforceable in accordance with its terms. The Seller represents and warrants that SDC Enterprises, Inc. and Sovereign Management, Inc. are the sole members of the Seller. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Seller does not and will not, violate or result in the breach of any term or provision of (a) the charter documents or operating agreements of the Seller, (b) to the best knowledge of the Seller, any law, treaty, ordinance, rule, regulation, judgment, order, decree or injunction of a Governmental Authority applicable to any of the Seller or the Subject Assets, or (c) to the best knowledge of the Seller, any mortgage, indenture, lease, license, agreement, instrument, plan, document or understanding, oral or written, to which the Seller is a party, or to which the assets, properties or business of such organization are subject, or give any party with rights thereunder the right to terminate, accelerate, modify or change the existing rights or obligations of the Seller. To the best of the Seller’s knowledge, except for filings and consents required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the consents set forth in Schedule 4.2 (the “Consents”), no consent, action, permit, license, approval or authorization of, or material registration, declaration or filing with, any person is required or necessary to be obtained by the Seller in connection with the execution, delivery and performance by them of this Agreement and the Ancillary Agreements, including the consummation of the transactions contemplated hereby and thereby.

Section 4.3 Financial Statements. Attached as part of Schedule 4.3 to this Agreement are the audited financial statements for the Seller for the fiscal years ended December 31, 2003, 2004 and 2005, and the unaudited financial statements for the six month period ending June 30, 2006, certified as to the six month period by the Chief Financial Officer of the Seller, together with the related notes and schedules attached to the audited financial statements (collectively the “Financial Statements”). The Financial Statements are true, correct and complete, are in accordance with the books and records of the Seller, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (other than any unaudited Financial Statements) and fairly present the financial condition and results of operation and other information presented for the periods so indicated. Except as provided in the Financial Statements, or as fully disclosed in Schedule 4.3, the Seller has no liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge or Lien against the Subject Assets or be asserted against the Buyer after the Closing, including any “loss contingencies” considered “probable” or “reasonably possible” within the meaning of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 5, except trade payables and similar liabilities and obligations incurred in the ordinary course of business since the date of the Financial Statements.

Section 4.4 Good Title to and Condition of the Subject Assets. The Seller has good and marketable title to the Subject Assets, free and clear of all Liens, except those set forth in Schedule 4.4(a) (which shall be satisfied and discharged in full on or prior to the Closing). There are no unpaid taxes or other matters that are or could become a Lien on the Subject Assets. Schedule 4.4(b) sets forth a list of all of the physical locations of the Subject Assets other than the Inventory, including a street address for each such location.

Section 4.5 Acquired Intellectual Property.

(a) Schedule 4.5(a) sets forth a list of all of the Acquired Intellectual Property specifying as to each, as applicable: (i) the nature of such Acquired Intellectual Property; (ii) the record owner of any such Acquired Intellectual Property which is registered, applied for or pending; (iii) the jurisdictions in which such registered Acquired Intellectual Property exists or in which an application for registration has been filed including the respective registration or application numbers; and (iv) any agreements to which the Seller is a party with respect to the Acquired Intellectual Property.

(b) Except as set forth in Schedule 4.5(b), during the two (2) years preceding the date of this Agreement, (i) no claim has been asserted or, to the knowledge of the Seller, threatened against the Seller to the effect that the operation of the Business or the use or registration of the Acquired Intellectual Property in connection therewith infringes upon or conflicts with the rights of any person in any country or is otherwise void and unenforceable, and (ii) no restrictions exist relating to the use of the Acquired Intellectual Property in connection with their use for the manufacture, marketing and distribution of fragrance products in the United States.

Section 4.6 Compliance With Law. To the best of knowledge of the Seller, the Seller has complied with all applicable foreign, federal, state, and local laws, statutes, regulations, orders of any Governmental Authority and legal requirements of any kind in respect of the Subject Assets and the conduct of the Business, in each instance where the failure to comply would result in any material adverse effect on the Subject Assets, including, without limitation, those relating to the packaging, distribution, labeling, advertising and marketing of the products in the Inventory and those relating to foreign, federal, state and local environmental laws, regulations, orders and restrictions. To the best knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time, or both) reasonably constitute or result, directly or indirectly, in a violation by the Seller of, or a failure on the part of the Seller to comply with, any of the above legal requirements.

Section 4.7 Litigation. Except as set forth on Schedule 4.7, there is no (i) action, arbitration, mediation, suit, claim, proceeding or investigation pending and, to the best knowledge of the Seller, threatened against or affecting the Seller or the Subject Assets, or to the best knowledge of the Seller, there are no unasserted claims or assessments that are considered to be probable of assertion (within the meaning of Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 5); or (ii) action, suit, claim, proceeding or inquiry of a Governmental Authority inquiry pending or threatened relating to or involving the transactions contemplated by this Agreement. Except as described in Schedule 4.7, all the actions, suits, proceedings or investigations described in such schedule are being diligently prosecuted and are covered by insurance or adequate provisions have been made to cover the potential liabilities. There are no outstanding orders, decrees or stipulations issued by a Governmental Authority in any proceeding related to the Business or the Subject Assets.

Section 4.8 No Adverse Changes. To the best of knowledge of the Seller, other than as described on Schedule 4.8, since the date of the last fiscal year end audited balance sheet (the “Balance Sheet”), there has not been (except as otherwise contemplated or permitted by this Agreement):

(a) any sale or other disposition of any of the Subject Assets, other than in the ordinary course of business;

(b) any damage, destruction, loss or other change (whether or not insured) materially and adversely affecting the Subject Assets or operation of the Business;

(c) any loans or advances or charges that in any way create Liens on the Subject Assets;

(d) any change in the accounting methods relating to the Subject Assets followed by the Seller or in the methods of preparing Inventory reports;

(e) any material adverse change in the Subject Assets or the Business; or

(f) agreement or commitment, whether or not in writing, to do any of the foregoing by or on behalf of the Seller or its members.

Section 4.9 Books and Records. The books and records of the Seller relating to the Subject Assets, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and generally accepted accounting principles.

Section 4.10 Material Agreements.

(a) Set forth in the respective schedules described below is a list of all agreements, obligations and commitments of the Seller in relation to the Inventory to which the Seller is a party or by which it or the Subject Assets may be bound and that:

(i) provide for the sale, marketing or distribution of products or services relating to the Inventory which provides for payments in excess of $15,000 per annum, including, without limitation, advertising agreements, sales agreements and a description of agreements with retail accounts, fulfillment houses and other third parties relating to other advertising, merchandising and promotions entered in the ordinary course of business as set forth in Schedule 4.10(a)(i);

(ii) relate to the acquisition or manufacturing of the Inventory and, where accomplished by means of purchase order, a listing of such outstanding purchase orders as set forth in Schedule 4.10(a)(ii); or

(iii) are otherwise material to the Business or the Subject Assets as set forth in Schedule 4.10(a)(iii).

Section 4.11 Governmental Filings. Any and all filings required to be made pursuant to any local, state or federal law, regulation or ordinance due as of or before the Closing Date and which may be due as a result of the Closing or for periods ending prior to the Closing Time has or will be timely filed by the Seller.

Section 4.12 Labor Relations; Independent Contractors. Except as set forth in Schedule 4.12(a), and except as would not have a material adverse effect on the Subject Assets or the Business: (a) to the best knowledge of the Seller, the Seller is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business; (b) the Seller is not engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the best knowledge of the Seller, threatened against the Seller before the National Labor Relations Board relating to employees of the Seller who are employed in connection with the Business, (c) there are no violations of employment or labor laws, or age, sex, racial or other employment discrimination claims charged, pending or, to the best knowledge of the Seller, threatened against the Seller relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the best knowledge of the Seller, threatened against or involving the Business or at the current customer locations which may affect the Business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Seller employed with respect to the Business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement. The Seller has no arrangements with independent contractors except as set forth on Schedule 4.12(b), all such arrangements with independent contractors are terminable at will by the Seller without penalty.

Section 4.13 Employee Benefits. The Seller does not maintain or contribute to: (a) any non-qualified deferred compensation or retirement plans or arrangements; (b) any qualified defined contribution retirement plans or arrangements; (c) any qualified defined benefit pension plan; (d) any other plan, program, agreement or arrangement under which former employees of the Seller or its beneficiaries are entitled, or current employees of the Seller will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (e) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except as described in Schedule 4.13 attached to this Agreement, and as to which the Buyer is assuming no obligation or liability.

Section 4.14 Inventory. The Initial Inventory Listing Report is, and the Inventory Closing Update will be, true, complete and correct and prepared in a manner disclosed to the Buyer. All Inventory consists of a quality and quantity which are saleable and merchantable in the ordinary course of business to U.S. and Canadian accounts, except for obsolete items and items of below-standard quality all of which have been written off or written down to the lower of Standard Cost or market. Schedule 4.14(a) sets forth a list of all of the physical locations of the Inventory, including a street address for each such location. Schedule 4.14(b) sets forth a list of all of the Seller’s customers who have returned finished goods or products relating to the Inventory for 2005 and 2006, as well as customers who have indicated to the Seller that they anticipate returning finished goods or products, the current returns policies of the Seller with respect to its customers and their approximate rate of returns for 2005 and 2006, which schedule shall be updated as of the Closing Date. Except as disclosed in Schedule 4.14(b), all of the Returns received by the Seller on or before the date hereof, and on or before the Closing Date, have been returned in the ordinary course of business and are from sales made to customers for which the Seller accepts returns in the ordinary course of business. In addition, the reserve for returns set forth in the Financial Statements and, subsequent to the date thereof, Schedule 4.14(b) includes the amounts of products relating to the Inventory that Seller’s customers have received authorization to return or destroy in addition to the Seller’s customers who have rights to return or have indicated an intent to return that the Company is considering for credit by requesting the right to return any of the products sold by the Seller and shall include a reserve for returns by Wal-Mart. From and after Closing, the Buyer will be entitled to sell the Inventory in the ordinary course of business without violating any applicable law, order, judgment, agreement or understanding that is binding on the Seller or the Subject Assets prior to the transfer thereof to the Buyer.

Section 4.15 Report of Orders by Customer and by Item. Schedule 4.15 sets forth the Seller’s sales history by customer and by item for calendar year ended December 31, 2005 and for the period beginning January 1, 2006 and ending August 7, 2006 (the “Gross Sales Report”). The Gross Sales Report is true, complete and correct, except where such misstatement in the aggregate does not have a material adverse effect on the Subject Assets or the Business.

Section 4.16 Customer Commitments. Schedule 4.16 contains a true, complete and correct listing of the agreements or commitments to retailers with respect to all promotional activities or other sales activities relating exclusively to the Inventory to occur after the Closing Date (the “Customer Commitments”), and identifies the amount of such activities.

Section 4.17 Lease. Schedule 4.17 sets forth a true and correct copy of the Seller’s lease for its facility at 38200 Amrhein Road, Livonia, Michigan 48150 (the “Lease”). The Lease is in good standing and, to the best of the knowledge of the Seller, the Seller is not aware of any defaults under the Lease or of matters that would cause the Lease to be in default.

Section 4.18 Finders or Brokers. The Seller nor any of its shareholders or members has retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 4.19 Accuracy of Information. No representation, statement or information made or furnished by the Seller or their respective representatives to the Buyer, including those contained in this Agreement and the various schedules attached to this Agreement and the other information and statements referred to in this Agreement and furnished by the Seller or its representatives to the Buyer pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained in this Agreement and the schedules not misleading. Buyer may not assert a claim for a breach of a representation if the Buyer had actual knowledge of the misrepresentation; provided that the Seller shall have the burden of proof with respect to such actual knowledge by the Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants that:

Section 5.1 Organization. The Buyer is a corporation duly organized and validly existing in good standing under the laws of the state of Florida and has the corporate power and authority to carry on its business as presently conducted.

Section 5.2 Corporate Authority. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby are within the corporate powers of and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes and, when executed and delivered, such Ancillary Agreements will constitute, valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their respective terms. Except as set forth in Schedule 5.2, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Buyer does not and will not, violate or result in the breach of any term or provision of (a) the charter documents or bylaws of the Buyer, (b) any existing law, treaty, ordinance, rule, regulation, judgment, order, decree or injunction of a Governmental Authority applicable to the Buyer or its acquisition of the Subject Assets or its assumption of the Assumed Liabilities, or (c) to the best knowledge of the Buyer’s legal department, any mortgage, indenture, lease, license, agreement, contract, instrument, plan, document or understanding, oral or written, to which the Buyer is a party, which breach has not been waived or consented to by the necessary parties.

Section 5.3 Consents; No Violation. To the best knowledge of the Buyer, except for filings and consents required pursuant to the HSR Act, and the consent set forth in Schedule 5.3, no consent, action, permit, license, approval or authorization of, or material registration, declaration or filing with, any person or a governmental authority is required or necessary to be obtained by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement, including the consummation of the transactions contemplated hereby.

Section 5.4 Finders or Brokers. The Buyer has not retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.

Section 5.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the best knowledge of the Buyer, threatened before any governmental authority which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL COVENANTS OF THE SELLER

Section 6.1 COBRA and WARN Obligations. From and after the Closing Date, the Seller agrees to pay and be liable for, and shall assume, indemnify, defend and hold harmless the Buyer from and against and in respect of, any Liabilities (as defined in Section 12.1) incurred by or assessed against the Buyer that pertain to any of the employees or former employees of the Seller, including, but not limited to, those that arise under (a) Sections 4980B and 5000 of the Code and with respect to any failure to comply by the Seller with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, which failure occurs with respect to any person who is or was a current or former employee of the Seller or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code), and (b) the Worker Adjustment and Retraining Notification Act of 1988. For purposes of this Section, references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time-to-time.

Section 6.2 Inspections. At any time following the Closing Date at which the Buyer has Subject Assets in the Seller’s facility to which the Lease relates, the Buyer and its representatives shall have full and complete access to the books, records and properties of the Seller (in addition to receiving the Records) and to the officers, members, accountants and attorneys of the Seller relating to the Business and the Subject Assets and may make such reasonable inspections of such books, records and properties as they may deem reasonably necessary or advisable, and the Seller hereby agrees to cooperate fully with the Buyer to facilitate such inspections and investigations. The Buyer shall also have reasonable access to the Seller’s employees, accountants, attorneys and customers with respect to the Business. The availability or actual delivery to the Buyer of information concerning the Business and its investigation thereof shall not affect the covenants, representations, warranties, and indemnities of the Seller contained in this Agreement nor the Buyer’s right to rely thereon.

Section 6.3 Confidentiality. The Seller agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all information obtained from the Buyer or which relates to this Agreement (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Buyer, provided that the Seller may provide such data and information: (a) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of the Seller by the Federal Trade Commission, the Department of Justice or other regulatory authority; and (c) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Seller’s counsel, is legally required to be furnished and further provided that the Seller notifies the Buyer of its obligation to provide such confidential information and fully cooperates with the Buyer to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Seller and such other persons shall not use the Buyer’s information and shall promptly return to the Buyer or destroy all tangible evidence thereof, including copies, which have been furnished to the Seller or such other persons.

ARTICLE VII

ADDITIONAL COVENANTS OF THE BUYER

Section 7.1 Confidentiality. The Buyer agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all data and information obtained from the Seller (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Seller, provided that the Buyer may provide such data and information: (a) to any financial institution, investment banking firm, banking institution or investors providing financing or contemplating providing financing to the Buyer for the purposes hereof; (b) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of the Buyer by the Securities and Exchange Commission, the Federal Trade Commission, the Department of Justice or other regulatory authority; and (d) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Buyer, is legally required to be furnished and further provided that the Buyer notifies the Seller of its obligation to provide such confidential information and fully cooperates with the Seller to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Buyer and such other persons shall not use the Seller information and shall promptly return to the Seller or destroy all tangible evidence thereof, including copies, which have been furnished to the Buyer or such other persons.

ARTICLE VIII

HART-SCOTT RODINO COMPLIANCE

Section 8.1 HSR Filings. The Buyer and the Seller have each completed and filed with the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) the Premerger Notification and Report Form and related affidavits (collectively, the “Initial HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and received early termination of the applicable waiting periods under the HSR. To the extent that the Seller has not reimbursed the Buyer for $22,500 of the filing fee prior to the date hereof, the Buyer shall deduct such amount from the Purchase Price.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

Section 9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller in this Agreement shall be true and correct in all respects on the date of this Agreement. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

Section 9.2 Certified Resolutions. The Seller shall have delivered to the Buyer copies of resolutions adopted by the Board of Directors and Members of the Seller authorizing the transactions contemplated by this Agreement, certified as of the Closing by the Members of the Seller.

Section 9.3 Receipt of Necessary Consents. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement, including, without limitation, consent to assignment of the Contracts where required shall have been obtained and confirmed by written evidence reasonably satisfactory to the Buyer. In the event any necessary consent is not obtained prior to the Closing and the Buyer elects to close this transaction, the same shall not constitute a waiver of the Buyer’s rights and the Seller will nonetheless (a) continue to use its commercially reasonable efforts to obtain the necessary consents, and (b) cooperate with the Buyer in any interim arrangement necessary to obtain for the Buyer the practical benefits of the Contract or other arrangement for which the consent has not been obtained.

Section 9.4 No Adverse Action. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit or invalidate the assignment, transfer or delivery of the Subject Assets to the Buyer or any other transaction contemplated by this Agreement, or which might materially adversely affect the right of the Buyer to own in its entirety the Subject Assets. The Subject Assets shall not have been materially and adversely affected by any event or circumstance after the date of this Agreement.

Section 9.5 Lien Searches. The Seller shall have delivered to the Buyer prior to the Closing Date the results of lien and judgment searches dated no earlier than 30 days prior to the date of delivery thereof to the Buyer with respect to the Subject Assets performed by the Seller at the office of the Secretary of State of the State of Michigan, and the appropriate offices in each county therein in which any of the Subject Assets are located.

Section 9.6 UCC Statements. The Seller shall have delivered to the Buyer prior to the Closing Date UCC-3 termination statements from secured creditors, releasing the Subject Assets from all financing statements, and file such statements promptly after the Closing.

Section 9.7 Employment Agreement. Elias Khouri shall have executed and delivered to the Buyer on the Closing Date a three-year employment agreement, in a form reasonably acceptable to the Buyer and Mr. Khouri.

Section 9.8 Services Agreement. The Seller shall have executed and delivered to the Buyer on the Closing Date a services agreement in the form set forth in Exhibit C, which is attached hereto and made a part hereof.

Section 9.9 Consent Subordination Agreement. The Seller shall have delivered to the Buyer an executed consent subordination agreement in the form set forth in Exhibit D, which is attached hereto and made a part hereof.

Section 9.10 Minimum Inventory. The Inventory Value set forth on the Inventory Listing Report after adjustments identified on the Inventory Closing Update shall be no less than Sixty Million Dollars ($60,000,000).

ARTICLE X

CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Time of each of the following conditions:

Section 10.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects at the date of this Agreement. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

Section 10.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby.

Section 10.3 Receipt of Necessary Consents. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement shall have been obtained and confirmed by written evidence reasonably satisfactory to the Buyer.

ARTICLE XI

CERTAIN ACTIONS AFTER THE CLOSING

Section 11.1 Further Assurances. After the Closing, upon the reasonable request of the other, each party shall execute and deliver all further documents and instruments and shall take such other steps as may be reasonably necessary to effectuate the transactions contemplated hereby.

Section 11.2 Litigation. It is recognized by the parties to this Agreement that litigation may arise at some time in the future relating to the Seller, the Buyer, or the Subject Assets which may be related directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. Each of the parties to this Agreement agrees, therefore, that to the extent reasonable under the circumstances, it will fully cooperate with and provide information, records, documents and assistance of employees to the other parties with respect to any litigation or potential litigation in which the other party is or may be involved.

Section 11.3 Misdirected Funds. If, after the Closing, the Seller shall receive any payment on account of the Subject Assets, specifically including but not limited to payments by customers who purchase the Inventory after the Closing, it shall hold such funds in trust for the Buyer and shall promptly endorse over and remit such payments promptly to the Buyer.

Section 11.4 Transition Services.

(a) Operating Services. The Seller agrees to maintain its facility at 38200 Amrhein Road, Livonia, Michigan 48150 (the “Facility”), and sufficient employee staffing for the maintenance, security and shipping of the Subject Assets and order fulfillment and shipping to customers of fragrance products as requested by the Buyer for a period of up to twelve (12) months following the Closing Date. The Buyer shall give written notice to the Seller before December 1, 2006 if the Buyer needs to use the Facility for January 2007 and its intended requirements for that month and the Seller will provide a budget of the Reimbursable Costs (as defined in this Section 11.4(a) relating thereto. The Buyer and the Seller shall repeat this process for each month after January 2007, with the Buyer providing notice of its requirements at the Facility at least 30 days before the first day of the applicable month and the Seller providing a budget of Reimbursable Costs relating thereto. To the extent the Buyer is using the Facility for the Subject Assets during a month, the Buyer and the Seller shall reasonably agree on an operating budget, which shall include, to the extent applicable and related to the performance of services for the Buyer, the categories of costs to be reimbursed as set forth in Schedule 11.4(a) (the “Reimbursable Costs”) and estimates of the Reimbursable Costs to provide the requested services, provided that the Buyer and the Seller agree that the costs set forth in Schedule 11.4(b)(the “Excluded Costs”) shall not be included as part of the Reimbursable Costs. The Buyer will pay the estimate of Reimbursable Costs as described in Section 11.4(c) below.

(b) The Buyer will have the right to cease its use of the Facility and remove the Subject Assets at any time after December 31, 2006 so long as it gives Seller written notice at least 30 days before the date it will cease its use of the Facility (the “Facility Use Termination Date”). The Buyer shall undertake commercially reasonable efforts to give Seller written notice earlier than the 30-day period if Buyer has determined earlier that it will not need the Facility. Before the first day of each month starting January 1, 2007 during which the Buyer is using the Facility for the Subject Assets, the Buyer agrees to pay the monthly estimate of the Reimbursable Costs on the first business day of such month. If the Seller or any third party is also using the Facility for revenue generating activities and other than any reasonable winding down of its investment in the Business, the Seller shall deduct the pro rata portion of the Reimbursable Costs corresponding to such use and operation of the Facility from amounts charged to the Buyer. The Buyer’s obligation to pay is pro rata portion of the Reimbursable Costs shall cease on the Facility Use Termination Date except for any outstanding amounts due the Seller. Prior to the last day of each month starting with January 31, 2007, the Seller and the Buyer shall reconcile the actual Reimbursable Costs incurred by the Seller against the estimates paid to the Seller for those periods. The Seller shall remit any overpayment of such costs to the Buyer, and the Buyer shall remit any underpayment of such costs to Seller, in either case within 3 business days of the date of reconciliation.

(c) The Buyer shall give written notice to the Seller at least 10 days before the start of each calendar month following the Closing Date during which the Facility and Seller’s employees are being used for manufacturing, customization and other product-related services on behalf of the Buyer. The notice shall set forth the Buyer’s intended requirements for that month and the Seller will provide a budget of the Manufacturing Costs (as defined in this Section 11.4(c) relating thereto on or before the start of the month. To the extent that the Seller incurs any costs in providing product assembly, customization or other services, including receiving and shipping costs associated therewith all as listed in Schedule 11.4(c) and that are not already in the cost of the Inventory acquired at the Closing (“Manufacturing Costs”), the Buyer shall reimburse the Seller for such Manufacturing Costs to the extent paid by the Seller. The Buyer shall make a payment to the Seller, at such times that enable the Seller to pay bills without the Seller having to advance any amounts for or on behalf of the Buyer (provided that the Buyer agrees to pay any open vendor commitments of the Seller assumed by the Buyer pursuant to this Agreement on timely basis consistent with Seller’s past practice), of the estimate of the Manufacturing Costs to be incurred during such month and the parties shall reconcile such payments against amounts paid by the Seller at the end of each month, with supporting documentation, so that if the Manufacturing Costs exceed the amounts previously received by the Seller, the Buyer remits the difference to the Seller within 3 business days of the reconciliation date and if the amounts previously received by the Seller exceed the Manufacturing Costs, the Seller remits the difference to the Buyer within 3 business days of the reconciliation date.

(d) The Buyer agrees to pay for fifty percent (50%) of any rent payments and associated Facility maintenance, insurance, taxes and utilities costs (if not already included in the rent payments and excluding any (i) late charges, or (ii) amounts due as a result of a default in the Lease)(the “Post Termination Facility Expenses”), which become due under the Lease during a period from the Facility Use Termination Date until the end of the current lease term; provided, that the Seller shall undertake commercially reasonable efforts to return the Facility to the landlord or sublet the Facility or assign the Lease as soon as practicable but no later than four (4) months after the Facility Use Termination Date, in each case subject to the prior written consent of the Buyer, which shall not be unreasonably withheld. In the event of a return of the Facility to the landlord, the Buyer will only be responsible for one-half of the termination fee paid to the landlord that gives effect to the early return by the Seller. In the event of a sublease of the Facility or assignment of the Lease, the Buyer shall only be responsible for fifty percent (50%) of any amount by which the payments due under the Lease exceed the amount received by the Seller or the payments due under the Lease exceed the amount received by the landlord under the assigned Lease. The Buyer’s portion of the Post Termination Facility Expenses shall be paid at the end of each month following the Facility Use Termination Date within ten (10) days of receipt of supporting documentation from the Seller demonstrating the amounts and payment by the Seller of the Post Termination Facility Expenses. The Facility shall not be used for any business purpose by the Seller or the Buyer from the Facility Use Termination Date through the expiration of the Lease, other than the reasonable winding down operations of the Seller prior to any sublease of the Facility to a third-party or the return of possession of the Facility to the landlord, but in any case no later than four (4) months following the Facility Use Termination Date unless the Buyer consents in writing.

Section 11.5 Payment of Creditors of the Seller. From and after the Closing Date, the Seller agrees to pay and be liable for, and shall assume, indemnify, defend and hold harmless the Buyer from and against and in respect of, any Liabilities (as defined in Section 12.1) incurred by or assessed against the Buyer that arise from any creditors of the Seller or any party claiming by, through or under such creditor, including, but not limited to, any bankruptcy trustee or debtor-in-possession.

Section 11.6 Landlord Waiver of Lien. The Seller shall use commercially reasonable efforts to deliver to the Buyer an executed landlord waiver of lien in the form set forth in Exhibit E, which is attached hereto and made a part hereof with respect to the landlord of the Facility and the landlord of the public warehouse where part of the Inventory is held. The Seller shall also use commercially reasonable efforts to assist the Company in obtaining consent subordination agreements substantially in the form set forth in Exhibit D from any co-packers where the Inventory is located.

Section 11.7 Auditor Fees. BDO Seidman, LLP, the Seller’s independent public accountants, has agreed to perform a review of Seller’s Financial Statements for the six-month periods ended June 30, 2005 and 2006. The Buyer shall pay the reasonable fees for such accountants.

ARTICLE XI

INDEMNIFICATION

Section 12.1 Indemnity by the Seller. The Seller agrees to indemnify and hold the Buyer and its affiliates and their respective officers, directors, employees and agents and (collectively, the “Buyer Indemnitees”) harmless from all Liabilities incurred or suffered by any of the Buyer Indemnitees. For this purpose, “Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Buyer Indemnitees or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Seller in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Seller in or pursuant to this Agreement or the Ancillary Agreements; (c) the operation of the Subject Assets and the Business prior to the Closing Time; or (d) any obligation or liability of the Seller which is not an Assumed Liability, including, but not limited to, any Liabilities arising out of the claims of creditors of the Seller or any party claiming by, through or under such creditor, including, but not limited to, any bankruptcy trustee or debtor-in-possession.

Section 12.2 Indemnity by the Buyer. The Buyer agrees that it will indemnify and hold the Seller harmless from all Liabilities incurred or suffered by the Seller. For this purpose, “Liabilities” incurred by the Seller means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Buyer in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Buyer in this Agreement or the Ancillary Agreements; (c) the operation of the Subject Assets and the Business after the Closing Time by the Buyer; or (d) the Assumed Liabilities.

Section 12.3 Indemnification Limitations

(a) Notwithstanding the general provisions of this Article 12, and absent intentional misrepresentation (as distinguished from negligent or reckless misrepresentation) and common law fraud, the Seller shall have no obligation to provide indemnification for matters arising under Section 12.1 above:

(1) unless and until the aggregate of all claims made with respect to matters arising under Section 12.1 above is more than One Hundred Twenty Five Thousand Dollars ($125,000) (the “Threshold Amount”) after which point (i.e. when the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount), the Buyer Indemnities will be entitled to indemnification of all claims or portion thereof in excess of Fifty Thousand Dollars ($50,000);

(2) to the extent the aggregate amount of all indemnification claims hereunder exceeds (i) $20,000,000 plus (ii) the Inventory Value plus (iii) amounts paid to the Seller under the Note (the “Maximum Amount”) (after which point the Seller will have no obligation to indemnify the Buyer Indemnities from and against further claims arising under Section 12.1(a) above in excess of the Maximum Amount).

(b) Buyer Indemnities may not assert any claim for indemnification under this Article 12 if Buyer had actual knowledge of the specific breach or misrepresentation on or prior to the Closing Date; provided, however, that the Seller shall have the burden of proof with respect to such actual knowledge by the Buyer.

(c) The amount of any loss suffered by an indemnified party under this Agreement shall be determined after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of any applicable insurance policies (i.e., actual insurance policies, and not self-insurance or retention programs). The parties agree to use reasonable efforts to collect amounts available under any such insurance policy.

(d) The amount of any loss suffered by an indemnified party under this Agreement shall be determined after deduction of any net, actual tax benefit (measured, in all cases by the net, actual tax benefit to the indemnified parties and their subsidiaries, if any, on a consolidated basis) which may accrue to the indemnified party after giving effect to (i) the loss giving rise to the claim for indemnification, (ii) the payment by such party of any such loss, and (iii) the receipt by such party of any indemnity or damage payment pursuant to this Agreement.

Section 12.4 Procedure for Indemnification.

(a) In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Liabilities, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, within 20 days after written notice by the indemnified party (the “Notice”) of such demand, claim or lawsuit, the indemnifying party shall have the right, at its sole cost and expense, to take and assume full control of the defense thereof and to hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice hereunder). Thereafter, the indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within 20 days after receipt of the Notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

(b) To the extent that the Seller fails to indemnify the Buyer for any Liabilities, the Buyer shall have the right to set off the Liabilitites against the unpaid principal amount of the Note; provided that if it is determined by a court or mutually acceptable arbitrator that the amount set off by the Buyer was not appropriate and payment on amount set off under the Note was due, the portion of the amount that was not appropriate shall be paid by the Buyer to the Seller along with interest at the current rate under the Buyer’s revolving credit facility from the date the payment under the Note was due.

Section 12.5 Limitations; Survival. The representations, warranties and covenants of the parties shall survive the Closing for a period of twenty (20) months from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Buyer, provided that the representations and warranties as to Tax Claims (as hereinafter defined) shall survive for a period of the statute of limitations relating thereto from the Closing Date. For purposes hereof, Tax Claims means any claim based upon, arising out of, or otherwise in respect of, any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement relating to taxes. Notwithstanding anything to the contrary contained in this Agreement, these limited survival periods shall not apply to a fraudulent act or omission. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof shall have been delivered to the Buyer or the Seller, as the case may be, prior to the expiration of such applicable survival period.

ARTICLE XIII

Intentionally omitted.

ARTICLE XIV

RESTRICTIVE COVENANTS

Section 14.1 Covenant Not to Compete, Solicit or Interfere. In consideration of the purchase price paid to the Seller, the Seller, for itself and on behalf of its members and affiliates (Sovereign Management, Inc., SDC Enterprises, Inc., Bruce H. Rosen and Richard A. Lewis, but not Elias Khouri), hereby covenants and agrees to the terms and conditions of the restrictive covenants and agreements set forth in this Section 14.1 as set forth below:

(a) During the period commencing on the date hereof and ending three (3) years from the Closing Date, the Seller, its members will not, directly, indirectly or through an affiliate:

(i) as an individual proprietor, owner, partner, stockholder, officer, employee, director, consultant, agent, joint venture partner, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges or any national over-the-counter market), alone or in association with others, or in any capacity, own, manage, operate, control, consult with, provide financing to, be employed by, or invest in, any business that is engaged in the development, manufacture, distribution, sale, marketing and licensing of fragrances, or department store-sold cosmetics or department store-sold skin care products in the United States and Canada;

(ii) recruit or otherwise solicit or induce any person who is or becomes an employee or consultant of the Buyer or any of its affiliates to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer or any of its affiliates, or hire any such employee or consultant who has left the employ of the Buyer or its affiliates within one year after termination of such employee’s or consultant’s employment with the Buyer or its affiliates; or

(iii) solicit or attempt to solicit any licensors, licensees, suppliers, manufacturers, customers or clients of the Buyer or its affiliates, in each case only with respect to their manufacturing, marketing, purchase and sale of fragrances, department store-sold cosmetics and department-store sold skin care products in the United States and Canada;

(b) The Seller acknowledges and agrees that the obligations set forth in this Section 14.1 are necessary and desirable to ensure that the Buyer obtains the benefit of its bargain under this Agreement and that the covenants contained therein are a material and integral part of this Agreement and necessary and reasonable to protect the legitimate business interest of the Buyer. The Seller further acknowledges and agrees that, due to its knowledge of the Business and the Buyer’s business, any subsequent competition would irreparably harm the Buyer and that the only effective way of protecting the Buyer is to enter into the non-competition and non-solicitation agreements on the terms and conditions contained herein. In view of the substantial harm, which would result from a breach or threatened breach by the Seller, its members or affiliates of the covenants contained in this Section 14.1, the parties agree that such covenants shall be enforced to the maximum extent permitted by law. In the event of a breach or threatened breach of the covenants of this Section 14.1, the parties acknowledge and agree that the Buyer would suffer irreparable harm and that monetary damages would be inadequate.

Accordingly, in addition to all other remedies to which the Buyer may be entitled, at law or in equity, the Buyer shall be entitled to seek specific performance and/or injunctive relief without the necessity of posting a bond in the event of any such breach or threatened breach by the Seller, its members or affiliates.

(c) The three-year period set forth in this Section 14.1 shall be tolled for any period(s) of time as to which the Seller was adjudicated to have been violating the covenants herein in the event a preliminary injunction is not issued against the Seller, its members or affiliates and the Buyer is the prevailing party. If any covenant or portion thereof is found by any court of competent jurisdiction to be illegal, void or unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area or for any other reason, then such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable or otherwise so as to render the covenant enforceable.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Amendment and Modification. This Agreement may only be amended by written instrument signed by the parties hereto.

Section 15.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 15.3 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Subject Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement. Any reference in this Agreement shall be deemed to include the schedules and exhibits hereto.

Section 15.4 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 15.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

Section 15.6 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Buyer

addressed to:	Elizabeth Arden, Inc.
200 Park Avenue South
New York, NY 10003
Attn: General Counsel
Facsimile: (212) 261-1060

If to the Seller addressed to:	Richard A. Lewis, CEO
Sovereign Sales, LLC
38200 Amrhein Road
Livonia, Michigan 48150
Facsimile: (734) 464-6654

With copy to:	Jaffe, Raitt, Heuer & Weiss
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034-8214
Attn: Arthur A. Weiss, Esq.
Facsimile: (248) 351-3082

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph or telecopy, (c) on the date of transmission with confirmed answer back if by telecopy, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice.

Section 15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in New York, without regard to conflicts of law principles thereunder.

Section 15.8 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 15.9 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by an officer of the Buyer or the Seller, as appropriate. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

Section 15.10 Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 15.11 Publicity. Except as otherwise required by law or regulation, no press release or other public announcement related to this Agreement or the transactions contemplated by this Agreement will be issued by either party without the prior written approval of the other party.

Section 15.12 Assignment. No party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party, provided that the Buyer may assign all or a portion of its rights to an affiliate.

Section 15.13 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other party (including, without limitation, any creditor of any of the parties) shall have any right or claim against the parties by reason of those provisions or be entitled to enforce any of those provisions against the parties.

Section 15.14 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

(a) “affiliate” of any person or entity shall mean any person, entity or group (currently existing or hereafter created) controlling, controlled by or under common control with, the specified person or entity, and “control” of a person or entity (including, with correlative meaning, the terms “control by” and “under common control with”) means the power to direct or cause the direction of the management, policies or affairs of the controlled person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “knowledge of the Seller” or words of similar import shall mean the actual or constructive knowledge of the members, directors and officers of the Seller, including, but not limited to, Richard A. Lewis, Julie Wiener, Eli Khouri, Tony Khouri, Vincent Killewald, Steve Mauro and Trey Crow.

(c) Intentionally omitted.

(d) “ordinary course of business” shall mean an action taken by a person if:

(i) such action is recurring in nature, is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

(ii) such action is not required to be authorized by the Members or Board of Directors or such other person as organizational documents may require and does not require any special or separate authorization of any nature; and

(iii) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the day-to-day operations of other persons that are in the same line of business as the person in question.

(e) “person” shall mean any individual, corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or Governmental Authority.

(f) “threatened” shall mean a claim, proceeding, investigation, dispute, action or other matter shall be deemed to have been “threatened” if any demand, statement or notice shall have been made or given, verbally or in writing, that might lead a prudent person to conclude that there is a reasonable probability that such a claim, proceedings, investigation, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.

Section 15.15 Subrogation of the Buyer. In the event that the Buyer shall subsequent to the Closing Date become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on the Subject Assets at or prior to the Closing, the Seller agrees that the Buyer shall be subrogated to any rights of the Seller under the insurance coverage, and, in addition, the Seller agrees to promptly remit to the Buyer any insurance proceeds which either of them may receive on account of any such liability or damage.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ELIZABETH ARDEN, INC.

By:	/s/ Oscar E. Marina
Name:	Oscar E. Marina
Title:	Executive Vice President

SOVEREIGN SALES, L.L.C.

By:	/s/ Richard A. Lewis
Name:	Richard A. Lewis
Title:	C.E.O.

EXHIBITS

Exhibit A	–	Note
Exhibit B	–	General Conveyance, Bill of Sale and Assignment and Assumption Agreement
Exhibit C	–	Services Agreement
Exhibit D	–	Consent Subordination Agreement
Exhibit E	–	Landlord Waiver

SCHEDULES

Schedule 1.1 Subject Assets

1.1(c) Contracts

1.1(d) Regulatory Licenses

Schedule 2.2(a)	Initial Inventory Listing Report

Schedule 2.3	Allocation of Purchase Price

Schedule 4.3	Seller’s Financial Statements

Schedule 4.2	Seller’s Consents

Schedule 4.4(a)	Liens on Subject Assets

Schedule 4.4(b)	Locations of Subject Assets other than Inventory

Schedule 4.5(a)	Acquired Intellectual Property

Schedule 4.5(b)	Claims and Restrictions Relating to Acquired Intellectual Property

Schedule 4.7	Litigation

Schedule 4.8	Description of Adverse Changes

Schedule 4.10(a)(i)	Material Agreements for Sale, Marketing and Distribution of the Subject Assets

Schedule 4.10(a)(ii)	Agreements for the Acquisition or Manufacturing of Inventory

Schedule 4.10(a)(iii)	Other Material Agreements

Schedule 4.12(a)	Labor Law Noncompliance Description

Schedule 4.12(b)	Independent Contractor Agreements

Schedule 4.13	Employee Benefit Plans

Schedule 4.14(a)	Inventory Locations

Schedule 4.14(b)	Returns

Schedule 4.15	Gross Sales Report

Schedule 4.16	Customer Commitments

Schedule 4.17	Lease

Schedule 5.2	Buyer’s Corporate Authority

Schedule 5.3	Buyer’s Consents

Schedule 11.4(a)	Reimbursable Costs

Schedule 11.4(b)	Excluded Costs

Schedule 11.4(c)	Manufacturing Costs